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                                                                       EXHIBIT 5

                         [LATHAM & WATKINS LETTERHEAD]

                                November 21, 1997



Safeway Inc.
5918 Stoneridge Mall Road
Pleasanton, CA  94588

        Re:     Safeway Inc. - Registration Statement on Form S-3
                Common Stock, $0.01 par value

Ladies and Gentlemen:

        In connection with the registration statement on Form S-3 (the "Registration Statement") filed on November 21, 1997 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of up to 28,750,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), and any shares that may be registered pursuant to any subsequent registration statement the Company may hereafter file with the Commission in connection with such transaction pursuant to Rule 462(b) under the Act (collectively, the "Shares"), you have requested our opinion with respect to the matters set forth below.

        Of the Shares being registered, (i) 25,454,831 shares of Common Stock are presently issued and outstanding shares of Common Stock (the "Outstanding Shares") and (ii) 3,295,169 shares of Common Stock are issuable upon the exercise of certain outstanding warrants of the Company (the "Warrant Shares").

        In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with


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LATHAM & WATKINS
Safeway Inc.
November 21, 1997
Page 2


the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely and properly completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to our satisfaction, of all such documents, corporate records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within the state.

        Subject to the foregoing, it is our opinion that:

        1. The Outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

        2. The Warrant Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Common Stock Purchase Warrants issued by the Company on November 25, 1986, as amended, will be validly issued, fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" and to the incorporation by reference of this opinion and consent into a registration statement filed with the Commission pursuant to Rule 462(b) under the Act relating to the Shares.

                                                Very truly yours,


                                                /s/ LATHAM & WATKINS
                                                ------------------------
                                                LATHAM & WATKINS